FOR IMMEDIATE RELEASE                             CONTACT:
                                                  Geri L. Schanz, APR
                                                  Director of
                                                  Corporate Communications
                                                  PLATINUM SOFTWARE
                                                  (714) 450-4578
                                                  gschanz@platsoft.com



   PLATINUM SOFTWARE CORPORATION ANNOUNCES REDEMPTION OF DEBENTURE ISSUED IN
                             LITIGATION SETTLEMENT



         IRVINE, Calif., June 11, 1996 -- Platinum Software Corporation (NASDAQ:PSQL) announced today, that it will redeem a debenture resulting from the June 1994 settlement of class action litigation, alleging violations of federal securities laws referred to as In Re: Platinum Software Securities Litigation. The settlement was approved by the U.S. District Court for the Central District of California on September 26, 1994 and became final on October 26, 1994. The company has issued an Amended and Restated 8% convertible, exchangeable, subordinated debenture in the principal amount of $15,000,000 in accordance with the settlement. The debenture can be paid in cash or by issuing shares of common stock.

                                    -more-

PLATINUM SOFTWARE ANNOUNCES REDEMPTION OF DEBENTURE                        2
- ----------------------------------------------------------------------------

         The company's announcement signifies that it has elected to repay the $15,000,000 principal amount debenture, plus all accrued interest thereon by issuing 1,528,988 shares of company common stock. The company anticipates that the shares will be issued within 30 days. In accordance with the terms of the debenture, the common stock was valued at its average closing price during 10 of the 20 trading days preceding the voluntary redemption date (June 10, 1996), excluding the closing price of the five highest and five lowest days.

         L. George Klaus, president and chief executive officer said, "The company is focused on moving forward. By redeeming the entire debenture, the new management and I can address the issues that impact us now and not be distracted by what happened in 1994. This redemption further strengthens the company's balance sheet. I consider this chapter in the company's history concerning the lawsuit to be closed."

PLATINUM SOFTWARE CORPORATION

         Platinum Software, the financial software company, develops and markets leading client/server software products for corporations worldwide. The company's products enable organizations to scale their technology investments to meet the changing needs of their businesses. Founded in 1984, Platinum Software is headquartered in Irvine, California.

                                      ###

Platinum is a registered trademark of Platinum Software Corporation. All other company and product names mentioned in this document are trademarks of the respective companies with which they are associated and are acknowledged.

                          PLATINUM SOFTWARE CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                     April 30,                   April 30, 1996
                                                                       1996         Adjustments     Pro Forma
- ---------------------------------------------------------------------------------------------------------------
ASSETS
  Current assets:
    Cash and cash equivalents                                      $   13,357      $        -     $     13,357
    Accounts receivable, net                                            9,869               -            9,869
    Notes receivable from divestitures, net                             1,500               -            1,500
    Inventories                                                           428               -              428
    Prepaid expenses and other                                          1,458               -            1,458
- --------------------------------------------------------------------------------------------------------------
         Total current assets                                          26,612               -           26,612
  Property and equipment, net                                           9,228               -            9,228
  Software development costs, net                                       2,344               -            2,344
  Acquired intangible assets, net                                       1,233               -            1,233
  Other assets                                                            502               -              502
- --------------------------------------------------------------------------------------------------------------
                                                                   $   39,919      $        -     $     39,919
==============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:

    Current portion of class action settlement                     $   16,817     $   (16,817)    $          -
    Accounts payable                                                    1,639               -            1,639
    Accrued expenses                                                    7,856               -            7,856
    Accrued restructuring costs                                         2,368               -            2,368
    Deferred revenue                                                   10,662               -           10,662
- --------------------------------------------------------------------------------------------------------------
         Total current liabilities                                     39,342        (16,817)           22,525

- --------------------------------------------------------------------------------------------------------------
  Stockholders' equity:

    Preferred stock                                                    31,996               -           31,996
    Common stock                                                           14               2               16
    Additional paid-in capital                                         93,644          16,815          110,459
    Notes receivable from officers                                    (11,563)               -         (11,563)
    Accumulated foreign currency translation adjustments                  132               -              132
    Accumulated deficit                                              (113,646)               -        (113,646)
- --------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                       577          16,817           17,394
- --------------------------------------------------------------------------------------------------------------

                                                                   $   39,919      $        -     $     39,919
==============================================================================================================

         The accompanying notes are an integral part of this unaudited condensed consolidated balance sheet.

                          PLATINUM SOFTWARE CORPORATION
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
                                 APRIL 30, 1996

         The accompanying unaudited pro forma condensed balance sheet has been presented to disclose the impact of the June 10, 1996 redemption of the amended and restated 8% redeemable, convertible, subordinated debenture issued in settlement of certain class action litigation by Platinum Software Corporation ("the Company").

         The unaudited pro forma condensed balance sheet gives effect to the redemption of the debenture as if such redemption had occurred as of April 30, 1996.

         The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the following notes thereto.

SUMMARY OF TRANSACTION

On January 19, 1994, a complaint was filed against the Company and certain of its officers and directors requesting certification of a class action, alleging various violations of the Federal Securities Laws and claiming unspecified compensatory damages and related fees and costs. A first amended class action complaint was filed on April 18, 1994. On April 18, 1994, a derivative complaint was filed against the Company and certain of its officers and directors for violations of the Federal Securities Laws and breach of fiduciary duties requesting unspecified compensatory and punitive damages from the individual defendants on behalf of the Company. The Company was named as a nominal defendant in the derivative action. A second class action suit was filed on April 21, 1994, against the Company and certain of its officers. On May 23, 1994, the District Court consolidated the class action complaints and the derivative complaint into one action under the case name In Re Platinum Software Corporation Securities Litigation, Case No. SACV-94-70-AHS, in the U.S. District Court for the Central District of California. This consolidated action includes three separate actions, Tauber v. Platinum Software Corporation, Wolf v. Platinum Software Corporation, and Neomonitus v. Blackie, et al.

In June 1994, the Company agreed to settle the litigation for $17.0 million, $2.0 million in cash, of which $1.0 million was paid immediately, $1.0 million was paid in December 1994, and $15.0 million was paid by issuing a redeemable, convertible subordinated debenture in the principal amount of $15.0 million. The debenture bore interest at eight percent and was subject to mandatory redemption over a period of twenty-seven months following final court approval of the settlement as follows: $5.0 million after nine months, $5.0 million after eighteen months and $5.0 million after twenty-seven months. In lieu of redeeming the debenture at a scheduled redemption date by making a cash payment, the Company, at its option, could elect to repay the principal amount of the debenture, plus interest accrued to date, by issuing common stock, or a combination of stock and cash with the value of common stock determined at the date of conversion. On September 26, 1994, the U.S. District Court approved the settlement which became final thirty days thereafter.

On July 26, 1995, the Company elected to repay the first $5.0 million principal installment, plus accrued interest thereon by issuing shares of common stock and also elected to voluntarily repay the remaining $10.0 million principal amount of the debenture and accrued interest thereon, by issuing shares of common stock. The date fixed for the redemption was July 26, 1995. In satisfaction of the above, the Company agreed to issue a total of 1,061,251 common shares in repayment of the debenture. In determining the number of shares to be issued, the Company's common stock was valued at its average closing price as quoted on the Nasdaq National Market for twenty of thirty days preceding the tenth day prior to conversion, excluding the five highest and five lowest days.

Subsequent to July 26, 1995, the Company became engaged in discussions with the attorneys for the plaintiff class regarding rescinding the July 26, 1995 election to repay the debenture and reinstating the debenture. Effective February 28, 1996, the Company and Milberg, Weiss, Bershad, Hynes & Lerach, as escrow agent ("the Escrow Agent") entered into an agreement in which the election to repay the debenture by issuing shares of common stock was rescinded and the debenture was reinstated. The terms of the debenture remained the same except that the repayment terms were changed as follows: (i) the principal amount of $7.5 million plus accrued interest is due on or before September 20, 1996 and (ii) the remaining principal amount of $7.5 million plus all accrued interest is due on or before February 28, 1997. The Company and the Escrow Agent also agreed that the Company may not elect to accelerate a mandatory payment date on the debenture and exchange any principal amount of the debenture by issuing shares of common stock if the election to exchange or the computation period for the calculation of the number of shares to be issued in the exchange falls within the period commencing fifteen (15) days prior to the end of a fiscal quarter and ending forty-eight (48) hours following the announcement of earnings for such quarter. In addition, the method for valuing the Company's common stock for purposes of determining the number of shares to be issued in an exchange was amended so that the determination of market value shall be computed based on the average closing price during ten (10) of the twenty (20) trading days preceding the redemption, excluding the closing price on the five (5) highest and five (5) lowest days.

On June 4, 1996, the Company provided notice to the Escrow Agent that it was paying the entire $15,000,000 principal amount of the debenture and all accrued interest thereon by issuing shares of Company common stock. The date fixed for the voluntary redemption was June 10, 1996. Pursuant to the terms of the debenture, the Company common stock is valued at its average closing sale price during 10 of the 20 trading days preceding the redemption date (June 10, 1996), excluding the closing price on the five highest and five lowest days. As a result of the application of this formula, the per share price of the Company's common stock is $11.15 and the Company will be issuing 1,528,988 shares of common stock.